SUPPLEMENTAL INDENTURE

    SUPPLEMENTAL INDENTURE dated as of October 23, 2003, between DOBSON/SYGNET COMMUNICATIONS COMPANY, an Oklahoma corporation ("Dobson/Sygnet") and THE BANK OF NEW YORK, as successor to THE UNITED STATES TRUST COMPANY OF NEW YORK, AS TRUSTEE ("Trustee").

    WHEREAS there has heretofore been executed and delivered to the Trustee an Indenture dated as of December 23, 1998 (the "Indenture"), providing for the issuance of Dobson/Sygnet's 12 1/4% Senior Notes Due 2008 (the "Securities");

    WHEREAS there are now outstanding under the Indenture Securities in the aggregate principal amount of $188.5 million;

    WHEREAS Section 9.02 of the Indenture provides that Dobson/Sygnet and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding;

    WHEREAS Dobson/Sygnet desires to amend certain provisions of the Indenture, as set forth in Article I hereof;

    WHEREAS the Holders of at least a majority in aggregate principal amount at maturity of the Securities outstanding have consented to the amendments effected by this Supplemental Indenture; and

    WHEREAS all things necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

    NOW THEREFORE, this Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                   ARTICLE I

                            AMENDMENTS TO INDENTURE

    SECTION 1.01. Amendments to Articles Four, Five and Six. Operative upon the date (the "Payment Date") Dobson/Sygnet accepts for purchase and pays for all Securities validly tendered pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of September 8, 2003, and any amendments, modifications or supplements thereto, Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14, 4.15, 4.17 and 4.19; Section 5.01(iii), (iv)
and (v); all references thereto in their entirety, including without limitation all references, direct or indirect, thereto in Section 6.01(c) and (d), and
Section 6.01(e), (f), (g), (h) and (i) of the Indenture, are hereby amended by deleting all such sections.

                                   ARTICLE II

                                 MISCELLANEOUS

    SECTION 2.01. Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

    SECTION 2.02. Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

    SECTION 2.03. Terms Defined. Capitalized terms used in this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

    SECTION 2.04. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

    SECTION 2.05. Governing Law. The laws of the State of New York shall govern this Supplemental Indenture.

    SECTION 2.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

    SECTION 2.07. Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.02 and
9.06 of the Indenture; provided, that the amendments to the Indenture set forth in Section 1.01 of this Supplemental Indenture shall not become operative until the Payment Date as specified in Section 1.01 hereof. Dobson/Sygnet shall give written notice of the Payment Date to the Trustee.

    SECTION 2.08. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

    SECTION 2.09. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of Dobson/Sygnet, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

    SECTION 2.10 Indemnification of Trustee. Dobson/Sygnet agrees to indemnify the Trustee and to hold the Trustee harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) at any time asserted against or incurred by the Trustee by reason of, arising out of or in connection with the execution of this Supplemental Indenture, except for the Trustee's own negligent action, its own negligent failure to act, or its own willful misconduct.

    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

                             DOBSON/SYGNET COMMUNICATIONS COMPANY

                             By: RONALD L. RIPLEY
                              Name: Ronald L. Ripley
                              Title: Vice President

                             THE BANK OF NEW YORK

                             By: LOUIS P. YOUNG
                              Name: Louis P. Young
                              Title: Vice President